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                                                                    Exhibit 10.4

                             PRODUCT DESIGN CONTRACT

         THIS CONTRACT made on January 1, 2002, between TSANN KUEN USA INC., a corporation organized and existing under the laws of the state of Illinois with its principal place of business at 89 N. San Gabriel Blvd., Pasadena, CA 91107 (hereinafter referred to as "Contractor"), and TSANN KUEN ENTERPRISE CO., LTD., a corporation organized and existing under the laws of the Republic of China with its principal office located at No. 29 Li Der 4th Road, Tainan, Taiwan, ROC (hereinafter referred to as "Company").

                                     RECITAL

         WHEREAS, Company is engaged in the business of manufacture and distribution of home appliance and Contractor is engaged in the business of product development and design.

         WHEREAS, Company desires to engage Contractor and Contractor is willing to conduct market research, product design and engineering of certain home appliance product on a continuous basis.

         Now, therefore, Contractor and Company mutually agree as follows:

                                   ARTICLE 1
                          SCOPE OF WORK AND WORK ORDER

         1.1 Contractor, under the direction and pursuant to each work order of the Company, shall perform the following services in connection with certain items of home appliance designated by the Company in the work order (hereinafter the "Product").

                  (a) Market Research. Contractor shall conduct market research on the proposed Product, including but not limited to product analysis, consumer preference, and market survey and generate report on the result of the market research.

                  (b) Product Appearance Design. Contractor shall provide conceptual sketch, detailed rendering, appearance specifications drawing, virtual model pertaining to the Product. Contractor shall transfer the design results to any party designated by the Company.

                  (c) Product Engineering. Contractor shall provide engineering design, assembly drawing, parts drawing, working sample, revised layouts and construction drawing pertaining to the Product.

         1.2 The Company may communicate with Contractor its ideas and proposed project regarding certain items of products from time to time. Contractor shall reject or accept the ideas by notifying the Company before the Company's formal execution of the project in carrying out the ideas. The compensation to the Contractor shall be determined under separate agreement if Contractor fails to give such notice in a timely manner.

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         1.3      In the event that Contractor decides to take on a particular project, a written work order describing the Product, scope of work, time of completion of work, compensation payment schedule shall be prepared and executed by both parties. Any change to content work order proposed by one party shall be notified to the other party and agreed to by both parties in writing. Each work order executed following the date of Contract shall be governed by and is deemed to include the provisions of this Contract. In the event of any inconsistency between the terms and conditions of this Contract and the terms of a work order, the terms and conditions of the work order shall prevail.

                                   ARTICLE 2
                               COMPLETION OF WORK

         2.1 Contractor shall complete all authorized work according to the time schedule specified in the work order or in a minimum of time consistent with good engineering and professional practices. Contractor shall be liable for damages including loss of business arising from delay in completion of authorized work that is contributable to Contractor's fault.

                                   ARTICLE 3
                                 SUBCONTRACTORS

         3.1 This Contract may not be assigned or encumbered nor may Contractor subcontract work in whole or in part, unless written permission is first obtained from Company. Company shall have the right to direct Contractor to subcontract such portions of the work as Company may deem advisable.

         3.2 In case of subcontracting, Contractor shall bind every subcontractor by written contract providing that the intellectual property rights regarding the design work including without limitation any intervention or improvement conceived, made or discovered during the course or as a result of the work shall be the Company. Contractor shall be responsible supervising the subcontractor's work and the design fees of the subcontractor.

         3.3 The Company may transfer its own research and design on a product to Contracted mold making. The transfer of molds from the Company to Contractor shall be governed by agreement entered into between the parties entitled "Purchase and Sale Agreement for Final Product, Raw Material, Mold and Equipment." Contractor shall not be entitled to any [illegible] fees under this Contract in case of such transfer.

                                   ARTICLE 4
                                FEES AND PAYMENT

         4.1 The design fees provided for in each work order shall not become payable until the Company approves the design work, finish making the molds, and confirms the production of the Product. If the Company fails to make the payment on the 15th day after the payment is due, Contractor has the right to suspend its performance under this Contract and is entitled to be compensated by the Company for any damages arising from the non-payment.

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         4.2      Contractor shall invoice Company for design fees at monthly intervals. The Company shall pay Contractor all design fees incurred during the current calendar year no later than the end of April of the following year.

                                    ARTICLE 5
                               REPORTS AND RECORDS

         5.1 Contractor shall provide, at intervals prescribed by the Company, schedules, chart estimates, reports and other data which will keep the Company fully informed of the progress of the work. The Company shall not be obligated to pay design fees to Contractor if the work is not satisfactory and if the Company has evidence showing that Contractor fails to inform [illegible] progress to the Company or otherwise not cooperative in communication with the Company.

         5.2 The Company shall give full cooperation in providing comments and feedback regarding the design work in progress.

         5.3 Contractor shall keep full and detailed records and accounts in a manner approved by Company. Contractor shall afford Company's authorized employee or agent full access to work and to all of Contractor's books, records, correspondence, instructions, drawings, receipt vouchers and other documents relating to work under this Contract. The Company shall afford Contractor's authorized employee or agent full access to the contracts entered into by Company and tooling maker and other documents necessary to calculate Contractor's compensation

                                   ARTICLE 6
                      INTELLECTUAL PROPERTIES AND OWNERSHIP

         6.1 All reports, drawings, prints and specifications of the Products and all copies then supplied to the Company by Contractor or prepared by Contractor as part of the design [illegible] and any invention or improvement conceived, made or discovered during the course of or as a result of the work shall be the property of the Company. Contractor shall not use the design work to the benefit of itself or others. Contractor agrees that it will keep all design related materials in custody and acknowledges that they are the sole and exclusive property of Company. Contractor further agrees that it will return all design related materials to Company upon request of the Company.

         6.2 All products manufactured according to the design under this Contract shall be the sole and exclusive property of the Company.

         6.3 Contractor shall indemnify and save the Company harmless from all liability alleged or actual infringement of any patent resulting from the use of the work designed by Contractor or from the use of any process designed by Contractor, and Contractor shall indemnify and save Company harmless from and against all costs, counsel fees, expenses, liabilities incurred in or about any claim of or action for such infringement; provided however that Company shall promptly transmit to Contractor all papers served on Company in any [illegible] involving such claim of infringement, and provided further, that Company permits Contractor to have entire charge and control of the defense of any such suit.

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         6.4      The rights and obligations set forth in this Article 6 shall survive the performance of this Contract, or any termination, discharge or cancellation thereof.

                                   ARTICLE 7
                            CONFIDENTIAL INFORMATION

         7.1 Contractor and the Company shall not disclose to any person, for any reason or at any time, any information relating to the ideas, design work, market research result or Products or trade secrets of Contractor or the Company or of any subsidiary or affiliated company, or any other confidential information given to a party by the other party's officers, employees, or representatives or acquired by any party during the term of or as a result of this contract. Any information not generally available to the public shall be considered secret and confidential for the foregoing purposes. Both parties shall, however, inform each of their employees who receive such information of these restrictions and shall take all reasonable precautions and exert all reasonable efforts to assure conformance with such restrictions by all of their officers, employees, and agents, obtaining from them if necessary, agreements effectuating the purposes of this paragraph.

                                   ARTICLE 8
                          WARRANTIES AND NONCOMPETITION

         8.1 Contractor warrants that engineering design work performed by it hereunder shall be in accordance with good engineering design practices and in conformance with applicable codes and standards established for such work.

         8.2 In connection with Subcontractor's performance of the design work, Contractor shall use its best efforts to obtain from all subcontractors fullest possible warranties against defective materials and workmanship for the benefit of the Company.

         8.3 During the term of this Contract, Contractor shall not directly or indirectly provide any design work in connection wit the Product or other items similar to or in competition with the Product to others. During the term of this Contract, the Company shall not engage other product designer for the same or similar design work.

                                   ARTICLE 9
                              TERM AND TERMINATION

         9.1 This Contract shall come into force on January 1, 2002 shall remain in force until December 31, 2004. If not otherwise terminated by a 30 days' prior written notice by one Party to the other Party, this Contract shall be automatically renewed annually.

         9.2 In the event of a material breach of this Contract by either party, this Contract may be terminated by the other non-breaching party on thirty (30) days' prior written notice specifying the nature of the breach and said termination shall become effective at the end of said thirty (30) period unless prior to the expiration thereof, the breach is cured.

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                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

         10.1 This Contract together with each respective work order constitutes the entire agreement between Contractor and the Company with respect to such work.

         10.2 Except as specifically provided herein, no modification, waiver, termination, rescission, discharge, or cancellation of this Contract or of any terms thereof shall be binding on the Company unless in writing and executed by an officer of the Company specifically authorized to do so.

         10.3 No waiver of any provision of or a default under this Contract shall affect the right of the Company thereafter to enforce said provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         10.4 No modification, waiver, termination, discharge or cancellation of this Contract or of any terms thereof shall impair the Company's rights with respect to any liabilities, whether or not liquidated, of Contractor to Company theretofore accrued.

         10.5 All rights and remedies of the Company specified in this Contract are in addition to the Company's other rights and remedies.

         10.6 Contractor shall remain an independent Contractor and shall have no power, nor shall Contractor represent that Contractor has any power, to bind the Company or to assume or to create any obligation express or implied on behalf of Company except as specifically authorized in advance by the Company.

         10.7 Force Majeure. Both parties shall be absolved from liability for any act, omission, or circumstance occasioned by any cause whatsoever not within the control of the party affected thereby and which such party could not, by reasonable diligence, have avoided. Such acts, omissions or circumstances, however, shall not relieve such party of liability in the event of its failure to use reasonable diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch and to give notice and full particulars of the same in writing to the other party as soon as possible after the occurrence of the cause relied on. The requirement that any force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.

         10.8 Counterparts. This Contract shall be executed in two counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

         IN WITNESS, the Contractor and the Company have caused this contract to be executed as of the day and year first above written.

TSANN KUEN USA INC.                         TSANN KUEN ENTERPRISE CO., LTD.

____________________________________        ____________________________________
By:                                         By:
Its:                                        Its:

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                                   WORK ORDER

                                                                      No.:______
PARTIES:      TSANN KUEN USA INC. ("CONTRACTOR")
              TSANN KUEN ENTERPRISE CO., LTD. (THE "COMPANY")

1.       DESCRIPTION OF DESIGN WORK.

2.       TIME OF PERFORMANCE OF WORK.

         Starting from __________________ and completing on _________________.

3.       DESIGN FEES.

         Total of US $_____________.

4.       PAYMENT SCHEDULE.

5. The terms and conditions of the Product Design Contract between the parties date ________________ are incorporated hereto.

6. This WORK ORDER is executed in two counterparts, each of which kept by one [illegible] is deemed an original.

TSANN KUEN USA INC.                       TSANN KUEN ENTERPRISE CO., LTD.

__________________________________        ____________________________________
By:                                       By:
Its:                                      Its:

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